Exhibit 99.1

Nanosphere Announces Fourth Quarter and Full Year 2014 Preliminary Top Line Results, Director and Management Changes and Receipt of FDA Warning Letter

Corporate Highlights:

•	Record fourth quarter and fiscal year preliminary revenue of $4.6 million and $14.3 million, respectively

•	47 new customer placements in fourth quarter

•	Roger Moody steps down as Chief Financial Officer effective February 11, 2015

•	Sheli Rosenberg steps down as Chair of Board of Directors

•	Warning Letter received from FDA regarding deficiencies in the Company’s quality system regulation

NORTHBROOK, IL – January 28, 2015 – Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today reported preliminary financial results for the fourth quarter and fiscal year ended December 31, 2014.

Nanosphere achieved record revenues for the full year and fourth quarter of 2014. Preliminary revenues for the fourth quarter and full year 2014 were $4.6 million and $14.3 million, respectively, compared to $3.4 million and $10.0 million in the fourth quarter and full year 2013. Year-over-year revenue growth was driven predominantly by blood stream infection test purchases by U.S.-based microbiology laboratories. New customer placements for the fourth quarter of 2014 were 47, up sequentially from 30 in the third quarter of 2014 and 35 in the fourth quarter of 2013. Nanosphere plans to release full fourth quarter and fiscal year 2014 results as well as guidance for 2015 and hold an investor call in conjunction with the filing of its annual report on Form 10-K.

“We see continued and accelerated adoption of our expanding infectious disease test menu,” said Michael McGarrity, Nanosphere’s president and chief executive officer. “Our placement and revenue growth are clear indicators of demand for our products and are a validation that we are building a competitive foothold in the U.S. molecular microbiology market.”

Nanosphere also announced that on January 26, 2015, Roger Moody notified Nanosphere that he would be stepping down as Nanosphere’s Chief Financial Officer effective on February 11, 2015. In connection with Mr. Moody’s resignation, Nanosphere has appointed Ann Wallin, Nanosphere’s Vice President of Finance and Accounting, as interim Chief Financial Officer and as Chief Accounting Officer effective after Mr. Moody’s departure on February 11, 2015. Also effective January 26, 2015, Sheli Z. Rosenberg, Nanosphere’s Chair of the Board of Directors, advised the Company that she has resigned from the Board of Directors. The Board intends to form an Executive Committee of the Board to discharge the function of Chairman of the Board on an interim basis and conduct search for a successor Chair.

“I would like to thank both Sheli Rosenberg and Roger Moody for their service to Nanosphere,” continued McGarrity.

Nanosphere also announced today that it has received a warning letter from the FDA resulting from inspections of the Company’s facility in Northbrook, Illinois by the FDA’s Chicago District Office that occurred in March 2014. The warning letter relates to deficiencies in the Company’s quality system regulation. Nanosphere takes this matter seriously and is in the process of evaluating the corrective actions required to address the matters raised in the warning letter. Nanosphere also is in the process of preparing a response to the warning letter and intends to respond fully to the issues raised by the

FDA within 15 business days as requested by the FDA, and to work diligently and expeditiously to resolve the issues raised by the FDA. The warning letter does not restrict the manufacture, production or shipment of any of Nanosphere’s products, nor require the withdrawal of any product from the marketplace. However, failure to promptly address the issues raised in the warning letter to the FDA’s satisfaction or to comply with U.S. medical device regulatory requirements in general could result in regulatory action being initiated by the FDA. These actions could include, among other things, product seizures, injunctions and civil money penalties.

Conference Call & Webcast

Wednesday, January 28, 2015 @ 5:00pm Eastern Time/2:00pm Pacific Time

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International:	719-325-2484
Passcode:	8778910
Webcast:	http://www.nanosphere.us/investors

Replays – Available through February 11, 2015
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About the Verigene® System

The Verigene System uses Nanosphere’s core proprietary gold nanoparticle chemistry to offer highly sensitive, highly specific molecular diagnostic results through low-cost multiplexing. The Verigene System rapidly and accurately detects infectious pathogens and drug resistance markers by targeting conserved genetic regions of a bacterium or virus. Currently, the multiplexed Verigene assays target infections of the blood, respiratory tract and gastrointestinal tract. The information gathered from Verigene test results enables clinicians to make informed patient treatment decisions more quickly, which may result in improved patient outcomes, reduced costs, optimized antibiotic therapy, and reduced spread of antibiotic resistance.

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Roger Moody, Chief Financial Officer

847-400-9021

rmoody@nanosphere.us

Michael Rice, LifeSci Advisors

646-597-6979

mrice@lifesciadvisors.com